Final Term Sheet Dated November 17, 2025

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433

relating to the
Preliminary Prospectus Supplement

dated November 17, 2025 and

Prospectus dated February 3, 2023

Registration Statement No. 333-269547

Amazon.com, Inc.

3.900% Notes due 2028

4.100% Notes due 2030

4.350% Notes due 2033

4.650% Notes due 2035

5.450% Notes due 2055

5.550% Notes due 2065

Pricing Term Sheet

Issuer:	Amazon.com, Inc. (the “Issuer”)
Title:

3.900% Notes due 2028 (the “2028 Notes”)

4.100% Notes due 2030 (the “2030 Notes”)

4.350% Notes due 2033 (the “2033 Notes”)

4.650% Notes due 2035 (the “2035 Notes”)

5.450% Notes due 2055 (the “2055 Notes”)

5.550% Notes due 2065 (the “2065 Notes”)

Security Type:	SEC registered
Ratings*:	A1(+) by Moody’s Investor Service, Inc. AA by Standard & Poor’s Ratings Services AA- by Fitch Ratings Inc.
Size:	2028 Notes: $2,500,000,000 2030 Notes: $2,500,000,000 2033 Notes: $1,500,000,000 2035 Notes: $3,500,000,000 2055 Notes: $3,000,000,000 2065 Notes: $2,000,000,000
Maturity Date:	2028 Notes: November 20, 2028 2030 Notes: November 20, 2030 2033 Notes: March 20, 2033 2035 Notes: November 20, 2035 2055 Notes: November 20, 2055 2065 Notes: November 20, 2065
Trade Date:	November 17, 2025
Settlement Date (T+3)**:	November 20, 2025
Coupon (Interest Rate):

2028 Notes: 3.900% per annum, accruing from November 20, 2025

2030 Notes: 4.100% per annum, accruing from November 20, 2025

2033 Notes: 4.350% per annum, accruing from November 20, 2025

2035 Notes: 4.650% per annum, accruing from November 20, 2025

2055 Notes: 5.450% per annum, accruing from November 20, 2025

2065 Notes: 5.550% per annum, accruing from November 20, 2025

Yield to Maturity:	2028 Notes: 3.908% 2030 Notes: 4.124% 2033 Notes: 4.375% 2035 Notes: 4.681% 2055 Notes: 5.483% 2065 Notes: 5.583%
Spread to Benchmark Treasury:	2028 Notes: T + 30 bps 2030 Notes: T + 40 bps 2033 Notes: T + 47 bps 2035 Notes: T + 55 bps 2055 Notes: T + 75 bps 2065 Notes: T + 85 bps
Benchmark Treasury:

2028 Notes: 3.500% due November 15, 2028

2030 Notes: 3.625% due October 31, 2030

2033 Notes: 3.750% due October 31, 2032

2035 Notes: 4.000% due November 15, 2035

2055 Notes: 4.750% due August 15, 2055

2065 Notes: 4.750% due August 15, 2055

Benchmark Treasury Yield:	2028 Notes: 3.608% 2030 Notes: 3.724% 2033 Notes: 3.905% 2035 Notes: 4.131% 2055 Notes: 4.733% 2065 Notes: 4.733%
Interest Payment Dates:

In the case of the 2028 Notes, the 2030 Notes, the 2035 Notes, the 2055 Notes, and the 2065 Notes, May 20 and November 20 of each year, beginning May 20, 2026, or in the case of the 2033 Notes, March 20 and September 20 of each year, beginning March 20, 2026

Optional Redemption:

The notes of each series may be redeemed in whole at any time or in part from time to time prior to the applicable Par Call Date (as set forth below), at the Issuer’s option, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming such notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 5.0 basis points in the case of the 2028 Notes, plus 10.0 basis points in the case of the 2030 Notes, plus 10.0 basis points in the case of the 2033 Notes, plus 10.0 basis points in the case of the 2035 Notes, plus 15.0 basis points in the case of the 2055 Notes, and plus 15.0 basis points in the case of the 2065 Notes less (b) interest accrued and unpaid thereon to the redemption date, and

(2) 100% of the principal amount of the notes of the applicable series to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date, the Issuer may redeem the notes of each series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Par Call Date:

2028 Notes: October 20, 2028 (one month prior to the maturity date of the 2028 Notes)

2030 Notes: October 20, 2030 (one month prior to the maturity date of the 2030 Notes)

2033 Notes: January 20, 2033 (two months prior to the maturity date of the 2033 Notes)

2035 Notes: August 20, 2035 (three months prior to the maturity date of the 2035 Notes)

2055 Notes: May 20, 2055 (six months prior to the maturity date of the 2055 Notes)

2065 Notes: May 20, 2065 (six months prior to the maturity date of the 2065 Notes)

Price to Public:

2028 Notes: 99.978% of the principal amount, plus accrued interest, if any

2030 Notes: 99.893% of the principal amount, plus accrued interest, if any

2033 Notes: 99.850% of the principal amount, plus accrued interest, if any

2035 Notes: 99.755% of the principal amount, plus accrued interest, if any

2055 Notes: 99.517% of the principal amount, plus accrued interest, if any

2065 Notes: 99.474% of the principal amount, plus accrued interest, if any

CUSIP/ ISIN:

2028 Notes: 023135 CS3/ US023135CS30

2030 Notes: 023135 CT1/ US023135CT13

2033 Notes: 023135 CU8/ US023135CU85

2035 Notes: 023135 CV6/ US023135CV68

2055 Notes: 023135 CW4/ US023135CW42

2065 Notes: 023135 CY0/ US023135CY08

Joint Book-Running Managers:

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

BofA Securities, Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Wells Fargo Securities, LLC

Barclays Capital Inc.

BNP Paribas Securities Corp.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

TD Securities (USA) LLC

Co-Managers:

BBVA Securities Inc.

Loop Capital Markets LLC

NatWest Markets Securities Inc.

Santander US Capital Markets LLC

Standard Chartered Bank***

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

Drexel Hamilton, LLC

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time. Each rating should be evaluated independently of any other rating.

** Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any day prior to the business date before delivery will be required, by virtue of the fact that the notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

*** Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request them by contacting Goldman Sachs & Co. LLC toll-free at 1-866-471-2526; J.P. Morgan Securities LLC collect at 1-212-834-4533; or Morgan Stanley & Co. LLC toll-free at 1-800-718-1649.